Tidal Trust II 485BPOS

Exhibit (a)(xvii)(4)

QH-428613 Certificate Of Incorporation I, AVRIL MYERS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Quantify 2X Daily Alt Season Crypto Cayman Subsidiary an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 20th day of November Two Thousand Twenty-Five Given under my hand and Seal at George Town in the Island of Grand Cayman this 20th day of November Two Thousand Twenty-Five Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 581873329402 www.verify.gov.ky 27 November 2025